Exhibit 10.38

Strictly Private & Confidential

Cendant Marketing Group/Trilegiant Corporation

STATEMENT OF

TERMS AND CONDITIONS

Cendant Marketing Group/Trilegiant Corporation

100 Connecticut Avenue

Norwalk, CT 06850

U.S.A.

Strictly Private & Confidential

June 15, 2004 (Revised July 30, 2004)

Mr. Steven Upshaw

[ADDRESS REDACTED]

U.S.A.

Dear Steve:

TERMS AND CONDITIONS OF EMPLOYMENT

The following Terms and Conditions of Employment apply to your employment with the CIMS division of the Cendant Marketing Group with the ultimate parent being Cendant Corporation (hereafter referred to as “the Company”).

1.	Date of Commencement

Your employment with CIMS will commence on June 1, 2004 and will continue for a period of no less than two (2) years from the time you actually relocate, unless earlier terminated in accordance with section 12 below (the “Assignment Term”).

2.	Duties

2.1	You are employed as Managing Director, CIMS (business unit Executive Vice President / EL level) and you will perform all acts, duties and obligations and comply with such orders as may be designated by the Company which are reasonably consistent with that position. More specifically, you will be responsible for the development of the CIMS “retail” business throughout Europe and the “package and retail” business in the UK. Accordingly, the sales, marketing, and product development for the package and retail business in the UK and Ireland of CIMS shall report to you directly.

2.2	You are required to comply with all the Company’s rules, regulations and policies from time to time in force and to comply with the Company’s lawful and reasonable instructions.

2.3	During your period of employment you shall not do anything that would cause you to be disqualified from continuing to act on any Board of Directors to which you may be appointed. You shall be expected to do all that is necessary within your power to promote, develop and to extend the business of the Company and at all times and in all respects conform to and comply with the proper and reasonable directions and regulations of the Board of Directors and your supervisor as identified in Section 2.4.

2.4	You will report directly to the President and CEO of Cendant Marketing Group, or higher level Cendant executive as company determines in its sole discretion.

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3.	Hours of Work

3.1	Your basic hours of work are 37.5 per week. Normal working hours are Monday to Friday 9.00am to 5.30pm including one hour for lunch to be taken at a time agreed with your manager. However, the Company reserves the right to change your start and finish times.

3.2	You may also be required to work additional hours by way of overtime either as or when requested to do so by the Company or when the proper performance of your work requires it. Overtime working may occur both on weekdays and at weekends. You will not be entitled to any overtime pay for such work.

4.	Place of Work

Your primary place of work will be CIMS Limited offices at Axis Park, Langley, Berkshire, UK. However, you may be required to work at any other premises that the Company currently has or may later acquire within a 50 mile radius. You may also be required to travel within Europe and the United States as part of performing your duties of employment.

5.	Remuneration, Expatriate Compensation, Expenses and Deductions

5.1	For all services rendered by you pursuant to this Agreement during the Assignment Term, including services as an executive, officer, director or committee member of the Company or any of its subsidiaries or affiliates, you will be compensated as set forth in this Section 5. Your salary is USD $225,000.00 per annum (or such higher sum as the Company may subsequently determine and notify to you) (the “Base Salary”). This salary is payable from June 1, 2004 and you will be eligible for a non- prorated merit increase in conjunction with the annual performance review process in December 2004. Additionally, for each year during the term of the assignment that you are located in the UK, you will receive an incremental USD $30,000, (“the Expatriate Premium”), payable in equal instalments in conjunction with the normal payroll cycle.

5.2	You are eligible for the Company’s discretionary bonus plan that is set at a target of 50% of your base salary subject to the parameters established by Cendant Corporation and your line manager. This target will be effective June 1, 2004 with your bonus for January 1, 2004 – May 31, 2004 calculated at a 40% target of your base salary. For 2004 only, you will be guaranteed a bonus not to exceed l00% of the targets set forth above. For calculation purposes, during the Assignment Term, your “bonus” salary will be equal to the sum of your Base Salary, during such period, and the Expatriate Premium.

5.3	The Company will provide you a one time relocation allowance equal to 15% of your annual base salary (USD$33,750.00). It is estimated that GBP£8,000.00 of this allowance will be tax free (under UK revenue regulations) with the balance subject to applicable withholding taxes.

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5.4	The Company will pay you in local currency and USD, at ratios to be mutually agreed upon, with a quarterly review of exchange rates to minimize any negative impact of exchange rate changes. The split of local currency to USD will also be subject to quarterly review, and appropriate adjustments will made to reflect your personal spending requirements so as to ensure that you are not disadvantaged due to exchange rate movements.

5.5	The Company will pay for the benefits and services as set forth in the Cendant International Assignee Guide (“the Policy”) attached for your reference. In the interests of continued understanding, we have included the additional commentary within the body of the Policy.

5.6	The Company will provide you one vehicle in accordance the Vehicle Allowance Program for an EL and one additional vehicle for use during the assignment term. The UK Vehicle Allowance Program for an EL equates to a lease cost value of GBP£9,000 per annum, and your additional vehicle (per UK executive car allowance) equates to a lease cost value of GBP£15,600 per annum. The ownership and operating expenses including insurance, applicable taxes, registration fees, fuel, parking, tolls and maintenance and repairs will be paid for you by Cendant over and above the stated lease cost value.

5.7	The Company will pay for the costs to place your two children in private school in the local community currently estimated at GBP£9,000 per year per child, or as reasonably required to ensure continuity between the home and host countries. Company will appropriately adjust allowance as reasonably needed to accommodate for fee increases assessed by each respective school, if any. The company will also pay one-time costs associated with completing the enrolment process, including application fees, deposits, etc.

5.8	The Company will pay for the cost of housing with a monthly rental allowance of GBP£4,400, and will pay the cost of reasonable utilities for you and your family in accordance with the international relocation guide.

5.9	The Company will maintain your U.S. healthcare coverage, subject to any routine changes that accompany open enrolment, but with access and costs equal to other Cendant Marketing Group executive vice presidents in the U.S. You will continue to have the associated employee contributions deducted from your payroll. In addition, the Company will make available and pay all costs associated with providing private healthcare coverage in the U.K., at levels equal or better to similarly situated executives, for you and your family.

5.10	You will be paid or reimbursed for any reasonable expenses properly incurred by you while performing your duties on behalf of the Company, subject to your producing receipts in respect of such expenses (when requested by the Company) and your compliance with the Company’s published rules and procedures relating to business expenses. Further details of these rules and procedures can be obtained from the HR Department.

5.11	The Company shall be entitled at any time during your employment, or in any event on termination, to deduct from your remuneration hereunder

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any monies due from you to the Company including but not limited to any outstanding loans, advances, the cost of repairing any damage or loss or non return to the Company’s property caused by you (and of recovering the same) Should the company believe there is a requirement to deduct monies from an remuneration, the company will provide reasonable notification.

5.12	Upon termination of the assignment, the Company will provide for return Business Class airfare plus all reasonable costs associated with the shipment of your personal household goods to any nominated address in the United States.

5.13	All approved moving expenditures, assignment country accommodations and other associated relocation costs will be provided net of taxes.

5.14	As stated in the Policy under “Goods and Services (Cost of Living) Allowance”, the Company will pay you USD$25,000.00, per annum, payable in equal monthly instalments during the year as the minimum goods and services allowance.

6.	Long Term Incentive Plan

You are eligible to participate in Cendant’s discretionary Long Term Incentive Plan subject to the approval by the Cendant Compensation Committee according to the terms of the Cendant Long Term Incentive Plan. Notwithstanding the forgoing, the Company will exercise the earliest opportunity to provide you with the LTIP grant, customary for similarly situated executives during the annual grant process in calendar year 2005.

7.	Confidential Information

7.1	You must not either during your employment (except in the proper performance of your duties) or at any time (without limit) after the termination of your employment, directly or indirectly (a) use for your own purposes or those of any other person, company, business entity or other organisation whatsoever, or (b) disclose to any person, company, business entity or other organisation whatsoever, any trade secrets or confidential information relating or belonging to the Company or its Associated Companies.

7.2	This type of information includes but is not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings, employees or officers, financial information and plans, designs, formulae, product lines, research activities, prototypes, services, source codes and computer systems, software, any document marked “Confidential” (or with a similar expression), or any information which you have been told is confidential or which you might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or any Associated Company in confidence by customers, suppliers or other persons.

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7.3	The trade secrets and confidential information shall remain so unless and until they enter the public domain other than by way of unauthorised disclosure by any person.

7.4	You must not at any time during your employment with the Company make any notes or memoranda relating to any matter within the scope of the Company’s or any Associated Company’s business, dealings or affairs otherwise than for the proper performance of your duties of employment.

8.	Exclusivity of Service

8.1	You are required to devote your full time, attention and abilities to your job duties during working hours, and to act in the best interests of the Company at all times.

8.2	You must not, without the written consent of the Company, be in any way directly or indirectly engaged or concerned in any other business or activities where this is, or is likely to be, in conflict with the interests of the Company or any Associated Company or where this may adversely affect the efficient performance of your duties.

9.	Copyright, Inventions and Patents

All records, documents, papers (including copies and summaries of them) and other copyright protected works made or acquired by you in the course of your employment shall, together with all the WORLDWIDE copyright and design rights in all such works, be and at all times remain the absolute property of the Company.

10.	Collective Agreement

Your employment is not covered by any collective agreement.

11.	Grievance Procedure

If you are unhappy about any aspect of your employment with the Company you should raise the matter at first instance with your manager/supervisor. If you are still unhappy you should take up the grievance with Human Resources whose decision shall be final within the Company. The terms of the Company’s Grievance Procedure are contained in the Employee Handbook.

12.	Constructive Discharge; Termination

12.1

At any time during the Assignment Term following the period that is at least two (2) years from the time you actually relocate, you can notify the Company that you wish to repatriate to the United States to work for the Company. If you exercise your option to repatriate and the Company can not identify a position of Equal Responsibility (including those responsibilities and skills acquired during the expatriate assignment) (as hereinafter defined) and base compensation consistent with your experience within six months of the exercise of such option, you, subject to the next sentence, may terminate your employment with the Company

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as “constructive discharge”. If you elect to terminate you employment with the Company as constructive discharge, you must provide the Company a written notice which describes the circumstances being relied on for the termination with respect to this Agreement within thirty (30) days after the event giving rise to the notice; the Company then will have thirty (30) days after receipt of such notice to remedy the situation prior to any termination for constructive discharge. Equal Responsibility shall be defined as (i) an EVP level position at Cendant Marketing Group in southern Connecticut, USA and (ii) no material or adverse change, or a material reduction of, the your duties and responsibilities to the Company and (iii) the same or higher Base Salary. Upon a termination for constructive discharge as described herein, subject to the execution by you of a release of claims against the Company and its affiliates in such form determined by the Company in its sole discretion, the Company shall pay to you in a lump sum payment one and one-half year’s Base Salary plus a pro-rata portion of your bonus target and any incentive compensation deemed “earned”. Any payments due to you under this Section 12.1 shall be in lieu of any other severance benefits otherwise payable to you under any severance plan of the Company or its affiliates.

12.2	If during the Assignment Term, prior to your request to repatriate in accordance with section 12.1 above, there is (i) any material failure of the Company to fulfil its obligations under this Agreement (including without limitation any reduction of Base Salary, Expatriate Premium, Goods and Services Allowance or any other compensation provided hereunder), (ii) a material or adverse change to, or a material reduction of, your duties and responsibilities to the Company or (iii) the relocation of the primary office to any location other than London, UK or the surrounding areas as further described in section 4, you may terminate your employment, subject to the next sentence, as constructive discharge. If you elect to terminate you employment with the Company as constructive discharge, you must provide the Company a written notice which describes the circumstances being relied on for the termination with respect to this Agreement within thirty (30) days after the event giving rise to the notice; the Company then will have thirty (30) days after receipt of such notice to remedy the situation prior to any termination for constructive discharge. Upon a termination for constructive discharge as described herein, subject to the execution by you of a release of claims against the Company and its affiliates in such form determined by the Company, in its sole discretion, the Company shall pay to you in a lump sum payment one and one-half year’s Base Salary plus a pro-rata portion of your bonus target and any incentive compensation deemed “earned”. Any payments due to you under this Section 12.2 shall be in lieu of any other severance benefits otherwise payable to you under any severance plan of the Company or its affiliates.

12.3	The Company reserves the right to terminate your contract without any notice if it has reasonable grounds to believe you are guilty of gross misconduct or gross negligence. Examples of gross misconduct are set out in the Employee Handbook, which can be obtained from the HR Department.

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12.4	Your employment will terminate automatically, without notice, and by mutual consent on the date upon which you reach the age of 65 which is the normal retirement age within the Company.

12.5	The Company reserves the right (in its absolute discretion) to terminate your employment at any time for any reason. If the Company terminates your employment for any reason other than pursuant to Section 12.2 above, then, subject to the execution by you of a release of claims against the Company and its affiliates in such form determined by the Company in its sole discretion, the Company shall pay to you in a lump sum payment one and one-half year’s Base Salary plus a pro-rata portion of your bonus target and any incentive compensation deemed “earned”. Any payments due to you under this Section 12.4 shall be in lieu of any other severance benefits otherwise payable to you under any severance plan of the Company or its affiliates.

12.6	On termination of your employment, you must immediately return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, models, notes, disks, reports and other documents and any copies thereof and any other property belonging to the Company or its Associated Companies, (including but not limited to keys, equipment, and passes), which are in your possession or under your control. You must, if so required by the Company, confirm in writing that you have complied with this obligation.

12.7	The Company shall have the right to suspend you on full pay and benefits pending any investigation into potential dishonesty, gross misconduct or other circumstances, which (if proved) would entitle the Company to dismiss you summarily.

13.	Definitions

“Associated Company” means any firm, company, corporation or other organisation:

(a)	Which is directly or indirectly controlled by the Company; or

(b)	Which directly or indirectly controls the Company; or

(c)	Which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

(d)	of which the Company or any other Associated Company owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets; or

(e)	any successor in title or assign of the firms, companies, corporations or other organisations referred to above.

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“Company” shall include the successors in title and assigns of the Company.

14.	Miscellaneous

14.1	With the exception of agreements between yourself and Cendant relating to non-competition and non-solicitation of customers and employees including the Management Incentive Plan (“MIP”), the contents of this letter cancel and are in substitution for all previous letters of engagement, agreements and arrangements whether oral or in writing relating to the subject matter hereof between the Company and yourself, all of which shall be deemed to have been terminated by mutual consent. With the exception of agreements between yourself and Cendant relating to non - competition and non-solicitation of customers and employees, this letter now represents all the terms of your employment with the Company,

14.2	The Company reserves the right (in its absolute discretion) to require that you do not attend at work and/or do not undertake all or any of your duties during all or any part of any period of notice (whether given by you or the Company), provided always that the Company shall continue to pay your salary and contractual benefits, as set forth herein.

14.3	This letter is governed by and construed in accordance with the laws of the United States of America, and you and the Company submits to the exclusive jurisdiction of the U.S.A. Courts.

Please will you sign both copies of this letter and return the top copy to me.

Yours sincerely

/s/ Nathaniel J. Lipman
Nathaniel J. Lipman
President and CEO
For and on behalf of Trilegiant Corporation

/s/ Mary Rusternolz
Mary Rusternolz
Executive Vice President – Support Services
For and on behalf of Trilegiant Corporation

I agree with the Terms and Conditions of my Employment as set out or referred to above.

Signed	/s/ Steve Upshaw	Dated 17 Aug. 2004

Print Name: Steve Upshaw

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